EXHIBIT 15.1

August 8, 2022

The Shareholders and Board of Directors of
Crawford & Company

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Crawford & Company 2016 Omnibus Stock and Incentive Plan (As Amended and Restated May 13, 2022) of our reports dated May 9, 2022 and August 8, 2022 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Forms 10-Q for the quarters ended March 31, 2022 and June 30, 2022.

/s/ Ernst & Young LLP